                                   EXHIBIT 6.5


                              SECONDMENT AGREEMENT


        THIS SECONDMENT AGREEMENT (the "Agreement") is made as of the 1st day of December, 1998, by and between KRIDA OVERSEAS INVESTMENTS TRADING LIMITED, an entity formed under the laws of Cyprus whose registered office is at c/o BDO International, 36 Ayias Elenis Street, Suite 403, Nicosia, Cyprus CY - 1519
(the "EMPLOYING COMPANY"), and NUPRO INNOVATIONS, INC., a Delaware corporation whose registered office is at 5151 East Broadway Boulevard, Suite 730, Tucson, Arizona 85711 (the "SECONDEE COMPANY").

                                     RECITAL

         WHEREAS, to assist the Secondee Company in the conduct of its business, the Employing Company is prepared to provide the services of one or more employees from time to time (individually, an "EMPLOYEE" and collectively, the "EMPLOYEES") to the Secondee Company on the terms set out below.

         NOW, THEREFORE, in consideration of the mutual promises and obligations of the parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                    AGREEMENT

1.       INTERPRETATION.  In this Agreement:

         1.1 "SECONDMENT" means the secondment established by this Agreement.

         1.2 The headings are for convenience only and shall not affect the interpretation hereof.

         1.3 Unless the content otherwise requires, words importing the singular only shall import the plural and vice versa.

2. DURATION. Subject to the terms hereof, the term of this Agreement shall commence on the date first written above and shall continue until the fifth anniversary of the date of this Agreement ("Initial Term"). Thereafter, the term of this Agreement shall automatically be extended for successive five (5) year periods unless (i) either the Employing Company or the Secondee Company gives ninety (90) days written notice to the other of its intention to terminate this Agreement at any time following the Initial Term or (ii) pursuant to Section 7 of this Agreement. Notwithstanding anything in this Agreement to the contrary, in no event shall the Secondee Company be entitled to terminate this Agreement during the Initial Term.

3.       SERVICES.

         3.1 The Employing Company shall cause the Employees to perform all such services and duties as are agreed upon between Employing Company and Secondee Company.

         3.2 The Employing Company shall cause the Employees during the term of each of their Secondments to act or serve as an officer, authorized signatory, nominee or in any other personal capacity on behalf of the Secondee Company or its subsidiaries, as may be required by Secondee Company or as any authorized representative thereof may designate from time to time on its behalf and the Employing Company shall cause each such Employee to resign all or any such appointments upon the termination of his Secondment.

         3.3 The Employing Company will second the Employees on the terms under which each of them is from time to time employed by the Employing Company, as set forth in the Employment Contract between the Employing Company and each Employee. From time to time, the Employing Company will notify the Secondee Company of any changes which are made to the same during the continuance of this Agreement.

         3.4 In the event of a conflict between the terms under which any Employee is employed by the Employing Company and the terms of this Agreement, the former shall prevail unless agreed otherwise by the relevant Employee.

4. DUTIES OF THE SECONDEE COMPANY. Subject to Sections 3.3 and 3.4 above, the Secondee Company shall observe all the terms under which the Employees are employed by the Employing Company as if it were the actual employer of the Employees and it will not do or omit to do anything which would cause the Employing Company to breach any of its obligations to the Employees.

5. NO EMPLOYMENT. Nothing in this Agreement will create the relationship of Employer and Employee between the Secondee Company and the Employee, who shall remain at all times the Employee of the Employing Company, nor will it create the relationship of Employer and Employee between the Secondee Company and the Employing Company, who shall be considered for all purposes an independent contractor.

6.       PAYMENT FOR SERVICES.

         6.1 The Secondee Company shall pay the Employing Company for the Employees services to the Secondee Company in accordance with the amounts and the terms set forth in Schedule 6.1, which may be amended from time to time by the parties and which by this reference is made part of this Agreement (the "Service Fees").

         6.2 The Employing Company shall submit invoices to the Secondee Company in respect of the amount due each month and shall show separately all Service Fees each month payable with respect to each such Employee.

         6.3 In addition to the Service Fee payable to the Employing Company pursuant to Section 6.1 above, the Secondee Company shall pay, discharge, indemnify and keep the Employing Company indemnified against all expenses and disbursements which the Secondee Company considers to have been reasonably and properly incurred by the Employees in connection with the performance and discharge of their duties on behalf of the Secondee Company and accompanied by the supporting invoices and receipts in respect of such expenses and disbursements.

7.           EARLY TERMINATION

             7.1 If at any time during the effectiveness of this Agreement following the Initial Term:

             7.1.1 the Employee commits any act or makes any omission (whether or not in connection with the Secondment) which would entitle the Secondee Company to dismiss him summarily if he were employed by the Secondee Company on the terms and conditions under which he is employed by the Employing Company; or

             7.1.2 the Employee's employment with the Employing Company shall have terminated, including but without limitation, by voluntary resignation from his employment with the Employing Company; or

             7.1.3 the Employee shall neglect or fail or refuse to carry out his duties in accordance with the Secondment;

then either party hereto shall be entitled to terminate this Agreement with respect to such Employee by giving summary notice in writing to the other party.

         7.2 The Employing Company shall be entitled to terminate this Agreement without notice and without payment in lieu of notice if at any time following the Initial Term:

             7.2.1 the Secondee Company shall become insolvent or be dissolved or go into liquidation or enter into or make any arrangement or composition with its creditors or any of them or suffer any distress or execution to be levied on its goods or if any receiver or liquidator (or the equivalent) be appointed over any of its assets or undertakings; or

             7.2.2 there is any change in the ownership or control of the Secondee Company; or

             7.2.3 any law, or regulation is enacted or promulgated whereby the Secondee Company and/or the Employee is restricted or prohibited from carrying out its duties under this Agreement.

         7.3 Notwithstanding anything in this Section 7 to the contrary, in no event shall the Secondee Company be entitled to terminate this Agreement during the Initial Term.

8. TERMINATION. Any termination hereunder shall be without prejudice to either party's rights against the other for any prior breach by such party of any of its obligations under this Agreement.

9. ASSIGNMENT. Neither party shall assign or delegate any of the duties of the parties or the Employee hereunder, without the prior written consent of the other party.

10. DISCIPLINARY MATTERS. If any disciplinary grievance or problem (a "DISCIPLINARY ISSUE") arises with respect to the Employee during the Secondment, the Secondee Company will notify the Employing Company of the Disciplinary Issue and the Employing Company shall then deal with such Disciplinary Issue in accordance with the Employer's disciplinary procedure.

11. NOTICES. All notices and other communications hereunder shall be in writing and shall be given to the other party in person, transmitted by facsimile, or mailed by registered or certified mail (return receipt requested) at the address for such party first set forth above or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective on the earlier of (a) the date actually received, (b) the date that is five (5) days after their mailing as provided herein, or (c) the date of their transmission via facsimile.

12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without regard to its principles of conflicts of laws and each of the parties hereto submits to the non-exclusive jurisdiction of the Arizona Courts as regards any claim or matter arising under this Agreement.

13. NO WAIVER. The failure of a party to enforce at any time any of the provisions of this Agreement or to exercise any right or option provided herein or to require at any time performance by a party of any of the provisions of this Agreement, shall not be construed to be a present or future waiver of such provision. Any such failure shall not effect the validity of this Agreement or any provision thereof, or the right of a party thereafter to enforce any provision.

14. MODIFICATION. No waiver, modification, amendment, or discharge of this Agreement or of any of its provisions shall be valid unless the same is in writing and signed by both parties.

15. ENTIRE AGREEMENT. This Agreement forms the entire agreement between the parties and may not be modified or varied except with the consent in writing of the parties.


                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, this Agreement was entered into the day and year first above written.

                                 "EMPLOYING COMPANY"

                                 KRIDA OVERSEAS INVESTMENTS
                                 TRADING LIMITED, A CYPRUS ENTITY



                                 By: _____________________________________
                                 Name: ___________________________________
                                 Its:  ___________________________________




                                 "SECONDEE COMPANY"

                                 NUPRO INNOVATIONS, INC., A DELAWARE CORPORATION



                                 By: _____________________________________
                                 Name: ___________________________________
                                 Its:  ___________________________________

                                  SCHEDULE 6.1

                                       To
                              SECONDMENT AGREEMENT
                                     Between
                    KRIDA OVERSEAS INVESTMENT TRADING LIMITED
                                       And
                             NUPRO INNOVATIONS, INC.



     Employee's Name             Service Fee                 Payment Term
     ---------------             -----------                 ------------
    Luba Veselinovic          $150,000 per year            $12,500 per month



                                            "Employing Company"

                                            KRIDA OVERSEAS INVESTMENTS TRADING
                                            LIMITED, a Cyprus entity


Date:                                       By:
      -------------                               ------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                  ------------------------------


                                            "Secondee Company"

                                            NUPRO INNOVATIONS, INC.,
                                            a Delaware corporation


Date:                                       By:
      -------------                               ------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                  ------------------------------